Craig L. Parkinson

PO Box 3481

Grass Valley CA 95945

Tel: (530) 305-4677

To: United States Securities and Exchange Commission

I, Craig L. Parkinson, Geologist (State of Arizona, Registration #30843) hereby consent to the inclusion and reference of the Beowulf Properties Corp. report titled, “Summary Report on the Golden Idol Mine Property,” dated June 1, 2013, in the Registration Statement on Form S-1 filed by Arco-Iris Gold Corp., with the United States Securities and Exchange Commission. I reviewed, edited and approved the report in my capacity as Arco-Iris’ geological expert. I concur with the summary of the information in the report disclosed and agree to being named as an expert in the referenced Registration Statement.

Dated: March 10, 2014

Signed “Craig L. Parkinson”
Craig L. Parkinson